Exhibit 99.1

Oaktree Strategic Income Corporation Announces Second Fiscal Quarter 2020 Financial Results

and Declares Distribution of $0.125 Per Share

LOS ANGELES, CA, May 7, 2020—Oaktree Strategic Income Corporation (NASDAQ: OCSI) (“Oaktree Strategic Income” or the “Company”), a specialty finance company, today announced its unaudited financial results for the fiscal quarter ended March 31, 2020.

Financial Highlights for the Quarter Ended March 31, 2020

•

Total investment income was $10.3 million ($0.35 per share) for the second fiscal quarter of 2020, down from $11.6 million ($0.39 per share) for the first fiscal quarter of 2020, primarily as a result of lower interest income due to the Company’s debt investment in OCSI Glick JV LLC (“OCSI Glick JV”) being placed on non-accrual status as of March 31, 2020.

•

Net investment income was $4.6 million ($0.15 per share) for the second fiscal quarter of 2020, as compared with $4.7 million ($0.16 per share) for the first fiscal quarter of 2020, primarily as a result of lower investment income, mostly offset by lower incentive fees as a result of the investment adviser’s permanent waiver of Part I incentive fees for the quarter.

•

Net asset value (“NAV”) per share was $7.17 as of March 31, 2020, down 26% from $9.71 as of December 31, 2019. The decrease in NAV was primarily due to increased market volatility and wider credit spreads resulting from the COVID-19 pandemic. The decline in the fair value of the investment portfolio was primarily unrealized and concentrated in liquid senior secured loans, which experienced sharp price declines in March.

•

Originated $93.9 million of new investment commitments and received $83.8 million of proceeds from prepayments, exits, other paydowns and sales during the quarter ended March 31, 2020. Of these new investment commitments, 100% were first lien loans.

•	Total debt outstanding was $327.2 million as of March 31, 2020. The total debt to equity ratio was 1.55x, and the net debt to equity ratio was 1.44x, after adjusting for cash and cash equivalents.

•

Liquidity as of March 31, 2020 was composed of $21.9 million of unrestricted cash and cash equivalents and $77.8 million of undrawn capacity on its credit facilities (subject to borrowing base and other limitations). Unfunded investment commitments were $19.6 million, or $5.6 million when excluding unfunded commitments to the OCSI Glick JV.

•	Investment adviser permanently waived all incentive fees for the quarter ended March 31, 2020.

•	A quarterly cash distribution was declared of $0.125 per share, payable on June 30, 2020 to stockholders of record on June 15, 2020.

Armen Panossian, Chief Executive Officer and Chief Investment Officer, said, “OCSI’s results reflect the unprecedented challenges resulting from the COVID-19 pandemic. The broad-based sell-off in the credit markets during March impacted the prices of our liquid debt investments at quarter-end and was the primary contributor to the decline in NAV. Since then, following the unprecedented measures taken by policymakers to stimulate the economy, we have experienced a rebound in the prices of these investments through the end of April. While it is difficult to determine the ultimate impact that COVID-19 will have, we believe the overall credit quality of our mostly first lien portfolio remains strong.”

Matt Pendo, President and Chief Operating Officer, said, “OCSI entered this difficult environment on solid footing with leverage below our long-term target range. However, due to the uncertainty caused by the COVID-19 pandemic, we reduced our cash distribution to $0.125 per share and our investment adviser will permanently waive incentive fees payable in the March quarter. We believe these actions are prudent and will help position OCSI to navigate through these challenging times.”

Distribution Declaration

The Board of Directors declared a quarterly distribution of $0.125 per share, payable on June 30, 2020 to stockholders of record on June 15, 2020.

Distributions are paid primarily from distributable (taxable) income. To the extent taxable earnings for a fiscal taxable year fall below the total amount of distributions for that fiscal year, a portion of those distributions may be deemed a return of capital to the Company’s stockholders.

Results of Operations

	For the three months ended
	March 31, 2020 (unaudited)	December 31, 2019 (unaudited)	March 31, 2019 (unaudited)
Operating results:
Interest income	$9,665,605	$11,211,885	$12,294,014
PIK interest income	296,894	3,563	6,004
Fee income	380,114	387,665	181,806

Total investment income	10,342,613	11,603,113	12,481,824
Net expenses	5,780,838	6,875,533	7,265,064

Net investment income	4,561,775	4,727,580	5,216,760
Net realized and unrealized gains (losses)	(74,777,439)	1,406,674	8,478,667

Net increase (decrease) in net assets resulting from operations	$(70,215,664)	$6,134,254	$13,695,427

Net investment income per common share	$0.15	$0.16	$0.18
Net realized and unrealized gains (losses) per common share	$(2.53)	$0.05	$0.28
Earnings (loss) per common share — basic and diluted	$(2.38)	$0.21	$0.46

	As of
	March 31, 2020 (unaudited)	December 31, 2019 (unaudited)	September 30, 2019
Select balance sheet and other data:
Cash and cash equivalents	$21,931,375	$9,525,141	$5,646,899
Investment portfolio at fair value	524,379,311	584,453,747	597,104,447
Total debt outstanding	327,156,800	306,156,800	294,656,800
Net assets	211,233,898	286,016,910	284,450,006
Net asset value per share	7.17	9.71	9.65
Total debt to equity ratio	1.55x	1.07x	1.04x
Net debt to equity ratio	1.44x	1.04x	1.02x

Total investment income for the quarter ended March 31, 2020 was $10.3 million and included $9.7 million of interest income from portfolio investments, $0.3 million of payment-in-kind (“PIK”) interest income and $0.4 million of fee income. Total investment income was $1.3 million lower as compared to the quarter ended December 31, 2019, primarily due to the Company’s debt investment in OCSI Glick JV being placed on non-accrual status as of March 31, 2020.

Net expenses for the quarter totaled $5.8 million, down $1.1 million from the quarter ended December 31, 2019. This was primarily attributable to a $0.9 million decrease in incentive fees as a result of the investment adviser’s permanent waiver of Part I incentive fees for the quarter.

Net realized and unrealized losses on the investment portfolio for the quarter were $74.8 million, and included $66 million of unrealized losses related to liquid investments1 and $5 million of unrealized losses in private investments on investments still held at March 31, 2020.

[1]

Includes Level 2 and Level 3 debt securities that are valued based on broker quotations, as well as the Company’s investment in OCSI Glick JV, as its underlying investment portfolio is primarily composed of liquid debt investments.

Portfolio and Investment Activity

	As of
($ in thousands)	March 31, 2020 (unaudited)	December 31, 2019 (unaudited)	March 31, 2019 (unaudited)
Investments at fair value	$524,379	$584,454	$592,147
Number of portfolio companies	88	84	81
Average portfolio company debt size	$6,000	$7,100	$7,400
Asset class:
Senior secured debt	92.8%	90.7%	90.5%
OCSI Glick JV	7.2%	9.3%	9.5%
Non-accrual debt investments:
Non-accrual investments at fair value	$37.8	$—	$—
Non-accrual investments as a percentage of debt investments	7.2%	—%	—%
Number of investments on non-accrual	1	—	1
Interest rate type:
Percentage floating-rate	100.0%	100.0%	100.0%
Yields:
Weighted average yield on debt investments[1]	6.0%	7.2%	8.0%
Cash component of weighted average yield on debt investments	5.5%	7.0%	7.8%
Weighted average yield on total portfolio investments[2]	6.0%	7.2%	8.0%
Investment activity:
New investment commitments	$93,900	$34,900	$64,400
New funded investment activity[3]	$101,300	$37,900	$67,900
Proceeds from prepayments, exits, other paydowns and sales	$83,800	$46,000	$38,900
Net new investments[4]	$17,500	$(8,100)	$29,000
Number of new investment commitments in new portfolio companies	18	9	9
Number of new investment commitments in existing portfolio companies	9	2	5
Number of portfolio company exits	14	9	7

[1]

Annual stated yield earned plus net annual amortization of original issue discount or premium earned on accruing investments, including the Company’s share of the return on debt investments in the OCSI Glick JV.

[2]

Annual stated yield earned plus net annual amortization of original issue discount or premium earned on accruing investments and dividend income, including the Company’s share of the return on debt investments in the OCSI Glick JV.

[3]	New funded investment activity includes drawdowns on existing revolver commitments.
[4]	Net new investments consists of new funded investment activity less proceeds from prepayments, exits, other paydowns and sales.

As of March 31, 2020, the fair value of the Company’s investment portfolio was $524.4 million and was composed of investments in 88 companies, including the OCSI Glick JV.

As of March 31, 2020, 92.8% of the Company’s portfolio at fair value consisted of senior secured floating-rate debt investments, including 90.6% of first liens and 2.2% of second liens, and 7.2% consisted of a subordinated note investment in the OCSI Glick JV.

The Company’s investments in the OCSI Glick JV totaled $37.8 million at fair value as of March 31, 2020, down 30% from $54.2 million as of December 31, 2019. The sequential decline in the value of the Company’s investments in the OCSI Glick JV was primarily driven by the OCSI Glick JV’s use of leverage and unrealized price declines in the underlying investment portfolio resulting from the broader market volatility. Excluding the impact of leverage, OCSI Glick JV’s underlying investment portfolio at fair value declined 14% during the quarter ended March 31, 2020.

As of March 31, 2020, the OCSI Glick JV had $153.2 million in assets, including senior secured loans to 44 portfolio companies. As of March 31, 2020, OCSI Glick JV had $26.8 million of undrawn capacity (subject to borrowing base and other limitations) on its senior revolving credit facility.

As of March 31, 2020, the Company restructured its subordinated notes in the OCSI Glick JV to realign the vehicle for current market conditions. In connection with restructuring, the Company and its joint venture partner extended the notes’ maturity to October 20, 2028, reduced the spread from 6.50% to 4.50%, and the notes will not pay interest on its previously scheduled April 15, 2020 and July 15, 2020 coupon dates so cash will remain in the entity to support its NAV. Given that the notes will not pay interest for two quarters, the Company has placed them on non-accrual. The Company did not recognize any income from the OCSI Glick JV during the quarter ended March 31, 2020.

During the quarter ended March 31, 2020, with the exception of two portfolio companies that modified their scheduled interest payment to PIK in order to preserve liquidity and the OCSI Glick JV, all of the Company’s portfolio companies made their scheduled interest payments during the quarter ended March 31, 2020.

Liquidity and Capital Resources

As of March 31, 2020, the Company had total principal value of debt outstanding of $327.2 million under its credit facilities. The Company was in compliance with all financial covenants under its credit facilities for the March 31, 2020 reporting period.

As of March 31, 2020, the Company had $21.9 million of unrestricted cash and cash equivalents and $77.8 million of undrawn capacity on its credit facilities (subject to borrowing base and other limitations). Unfunded investment commitments were $19.6 million, or $5.6 million when excluding unfunded investment commitments to the OCSI Glick JV. The Company has analyzed cash and cash equivalents, availability under its credit facilities, the ability to rotate out of certain assets and amounts of unfunded commitments that could be drawn and believe its liquidity and capital resources are sufficient to take advantage of market opportunities in the current economic climate.

As of March 31, 2020, the weighted average interest rate on debt outstanding was 3.8%, down from 4.0% as of December 31, 2019, primarily reflecting decreases to LIBOR.

The Company’s total debt to equity ratio was 1.55x and 1.07x as of March 31, 2020 and December 31, 2019, respectively. The Company’s net debt to equity ratio was 1.44x and 1.04x as of March 31, 2020 and December 31, 2019, respectively.

Effective March 22, 2020, the Company amended its Deutsche Bank Facility to extend the revolving period and maturity date to September 30, 2020 and March 30, 2021, respectively, decrease the size of the facility from $250 million to $200 million and modify the interest rate to three-month LIBOR plus 2.25% through September 30, 2020, following which the interest rate will reset to three-month LIBOR plus 2.40% for the remaining term of the facility.

Recent Developments

As of April 30, 2020, the Company had $28 million of unrestricted cash and cash equivalents and $81 million of undrawn capacity on its credit facilities (subject to borrowing base and other limitations). Unfunded investment commitments were $18 million, or $4 million when excluding unfunded commitments to the OCSI Glick JV.

Conference Call Information

Oaktree Strategic Income will host a conference call to discuss its first fiscal quarter results at 12:30 p.m. Eastern Time / 9:30 a.m. Pacific Time on May 7, 2020. The conference call may be accessed by dialing (877) 507-4376 (U.S. callers) or +1 (412) 317-5239 (non-U.S. callers), participant password “Oaktree Strategic Income.” Alternatively, a live webcast of the conference call can be accessed on Oaktree Strategic Income’s website, www.oaktreestrategicincome.com. During the earnings conference call, Oaktree Strategic Income intends to refer to an investor presentation that will be available on the Investors section of the Oaktree Strategic Income website.

For those individuals unable to listen to the live broadcast of the conference call, a replay will be available on Oaktree Strategic Income’s website, or by dialing (877) 344-7529 (U.S. callers) or +1 (412) 317-0088 (non-U.S. callers), access code 10141938, beginning approximately one hour after the broadcast.

About Oaktree Strategic Income Corporation

Oaktree Strategic Income Corporation (NASDAQ:OCSI) is a specialty finance company dedicated to providing customized capital solutions for middle-market companies in both the syndicated and private placement markets. The Company seeks to generate a stable source of current income while minimizing the risk of principal loss and, to a lesser extent, capital appreciation by providing innovative first-lien financing solutions to companies across a wide variety of industries. The Company is regulated as a business development company under the Investment Company Act of 1940, as amended. Oaktree Specialty Lending is externally managed by Oaktree Fund Advisors, LLC, an affiliate of Oaktree Capital Management, L.P. For additional information, please visit Oaktree Strategic Income’s website at www.oaktreestrategicincome.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements because they relate to future events or our future performance or financial condition. The forward-looking statements may include statements as to: our future operating results and distribution projections; our business prospects and the prospects of our portfolio companies; and the impact of the investments that we expect to make. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this press release involve risks and uncertainties. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” and elsewhere in our annual report on Form 10-K and our quarterly reports on Form 10-Q. Other factors that could cause actual results to differ materially include: changes in the economy, financial markets and political environment; risks associated with possible disruption in our operations or the economy generally due to terrorism, natural disasters or the COVID-19 pandemic; future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities) and conditions in our operating areas, particularly with respect to business development companies or regulated investment companies; general considerations associated with the COVID-19 pandemic; and other considerations that may be disclosed from time to time in our publicly disseminated documents and filings.

We have based the forward-looking statements included in this presentation on information available to us on the date of this presentation, and we assume no obligation to update any such forward-looking statements. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Contacts

Investor Relations:

Oaktree Strategic Income Corporation

Michael Mosticchio

(212) 284-1900

ocsi-ir@oaktreecapital.com

Media Relations:

Financial Profiles, Inc.

Moira Conlon

(310) 478-2700

mediainquiries@oaktreecapital.com

Oaktree Strategic Income Corporation

Consolidated Statements of Assets and Liabilities

	March 31, 2020 (unaudited)	December 31, 2019 (unaudited)	September 30, 2019
ASSETS
Investments at fair value:
Control investments (cost March 31, 2020: $73,157,303; cost December 31, 2019: $73,168,024; cost September 30, 2019: $73,189,664)	$37,833,930	$54,169,710	$54,326,418
Non-control/Non-affiliate investments (cost March 31, 2020: $546,774,334; cost December 31, 2019: $538,934,038; cost September 30, 2019: $553,679,070)	486,545,381	530,284,037	542,778,029

Total investments at fair value (cost March 31, 2020: $619,931,637; cost December 31, 2019: $612,102,062; cost September 30, 2019: $626,868,734)	524,379,311	584,453,747	597,104,447
Cash and cash equivalents	21,931,375	9,525,141	5,646,899
Restricted cash	9,321,466	8,469,933	8,404,733
Interest, dividends and fees receivable	1,489,472	3,031,841	3,813,730
Due from portfolio companies	539,587	806,914	350,597
Receivables from unsettled transactions	28,775,575	4,105,042	5,091,671
Deferred financing costs	2,308,557	1,923,373	2,139,299
Derivative asset at fair value	316,967	—	20,876
Other assets	731,202	817,916	761,462

Total assets	$589,793,512	$613,133,907	$623,333,714

LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable, accrued expenses and other liabilities	$1,569,469	$932,315	$901,410
Base management fee and incentive fee payable	1,442,121	1,255,344	1,368,431
Due to affiliate	1,041,237	1,404,411	1,457,007
Interest payable	2,532,742	2,545,744	2,750,587
Payables from unsettled transactions	44,817,245	14,653,671	37,724,473
Derivative liability at fair value	—	168,712	—
Director fees payable	—	—	25,000
Credit facilities payable	327,156,800	306,156,800	294,656,800

Total liabilities	378,559,614	327,116,997	338,883,708
Commitments and contingencies
Net assets:
Common stock, $0.01 par value per share, 150,000,000 shares authorized; 29,466,768 shares issued and outstanding as of March 31, 2020, December 31, 2019 and September 30, 2019	294,668	294,668	294,668
Additional paid-in-capital	369,199,332	369,199,332	369,199,332
Accumulated overdistributed earnings	(158,260,102)	(83,477,090)	(85,043,994)

Total net assets (equivalent to $7.17, $9.71 and $9.65 per common share as of March 31, 2020, December 31, 2019 and September 30, 2019, respectively)	211,233,898	286,016,910	284,450,006

Total liabilities and net assets	$589,793,512	$613,133,907	$623,333,714

Oaktree Strategic Income Corporation

Consolidated Statements of Operations

(unaudited)

	Three months ended March 31, 2020	Three months ended December 31, 2019	Three months ended March 31, 2019	Six months ended March 31, 2020	Six months ended March 31, 2019
Interest income:
Control investments	$—	$1,436,726	$1,472,785	$1,436,726	$2,958,208
Non-control/Non-affiliate investments	9,638,008	9,744,449	10,769,097	19,382,457	20,420,246
Interest on cash and cash equivalents	27,597	30,710	52,132	58,307	119,127

Total interest income	9,665,605	11,211,885	12,294,014	20,877,490	23,497,581

PIK interest income:
Non-control/Non-affiliate investments	296,894	3,563	6,004	300,457	13,749

Total PIK interest income	296,894	3,563	6,004	300,457	13,749

Fee income:
Non-control/Non-affiliate investments	380,114	387,665	181,806	767,779	229,441

Total fee income	380,114	387,665	181,806	767,779	229,441

Total investment income	10,342,613	11,603,113	12,481,824	21,945,726	23,740,771

Expenses:
Base management fee	1,442,121	1,505,526	1,451,393	2,947,647	2,866,160
Part I incentive fee	271,520	992,138	1,096,144	1,263,658	1,950,522
Professional fees	263,188	373,186	375,601	636,374	834,213
Directors fees	105,000	105,000	105,278	210,000	210,278
Interest expense	3,477,099	3,426,891	3,771,530	6,903,990	6,994,484
Administrator expense	229,039	249,914	231,033	478,953	665,900
General and administrative expenses	264,391	273,479	283,338	537,870	615,564

Total expenses	6,052,358	6,926,134	7,314,317	12,978,492	14,137,121
Fees waived	(271,520)	(50,601)	(49,253)	(322,121)	(476,647)

Net expenses	5,780,838	6,875,533	7,265,064	12,656,371	13,660,474

Net investment income	4,561,775	4,727,580	5,216,760	9,289,355	10,080,297

Unrealized appreciation (depreciation):
Control investments	(16,325,059)	(135,068)	1,684,985	(16,460,127)	(2,230,258)
Non-control/Non-affiliate investments	(51,578,952)	2,251,040	6,989,963	(49,327,912)	(8,780,850)
Foreign currency forward contract	485,679	(189,588)	122,463	296,091	47,895

Net unrealized appreciation (depreciation)	(67,418,332)	1,926,384	8,797,411	(65,491,948)	(10,963,213)

Realized gains (losses):
Non-control/Non-affiliate investments	(7,334,148)	(277,225)	(77,774)	(7,611,373)	1,369,532
Foreign currency forward contract	(24,959)	(242,485)	(240,970)	(267,444)	8,120

Net realized gains (losses)	(7,359,107)	(519,710)	(318,744)	(7,878,817)	1,377,652

Net realized and unrealized gains (losses)	(74,777,439)	1,406,674	8,478,667	(73,370,765)	(9,585,561)

Net increase (decrease) in net assets resulting from operations	$(70,215,664)	$6,134,254	$13,695,427	$(64,081,410)	$494,736

Net investment income per common share — basic and diluted	$0.15	$0.16	$0.18	$0.32	$0.34
Earnings (loss) per common share — basic and diluted	$(2.38)	$0.21	$0.46	$(2.17)	$0.02
Weighted average common shares outstanding — basic and diluted	29,466,768	29,466,768	29,466,768	29,466,768	29,466,768